Exhibit 23.1

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Ventrus Biosciences, Inc. on Form S-8 (333-____________) pertaining to the Ventrus Biosciences, Inc. 2007 Stock Incentive Plan and the Ventrus Biosciences, Inc. 2010 Equity Incentive Plan of our report dated April 12, 2011 on our audits of the financial statements as of December 31, 2010 and 2009 and for the years then ended and for the period from October 7, 2005 (inception) to December 31, 2010 which report is included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 13, 2011.

/s/ EisnerAmper LLP

New York, New York
April 19, 2011